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                                                                     EXHIBIT 3.1


                       Restated Articles of Incorporation

                                       of

                                T/R Systems, Inc.

                                       I

         The name of the corporation is "T/R Systems, Inc."

         Section 1. Authorized Capital Stock. The Corporation shall be authorized to issue one hundred million (100,000,000) shares of stock, divided into eighty-eight million (88,000,000) shares of capital stock, one cent ($0.01) par value per share, to be designated as "Common Stock", and twelve million (12,000,000) shares of preferred stock, one cent ($0.01) par value per share ("Preferred Stock"), of which (i) eight hundred eighty thousand (880,000) shares of preferred stock shall be designated as "Series A Junior Participating Preferred Stock", having the terms, preferences, privileges and restrictions set forth on Exhibit A attached hereto (and thereby made a part hereof); and (ii) eleven million one hundred twenty thousand (11,120,000) shares of preferred stock to be issued in one or more series, in the manner provided below.

         The Board of Directors is hereby authorized to issue the shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                  (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                  (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                  (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

                  (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;



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                  (g)      the right, if any, to subscribe for or to purchase
         any securities of the corporation or any other corporation;

                  (h) the provisions, if any, of a sinking fund applicable to such series; and

                  (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         Section 2. Voting Entitlement. A holder of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders for each share of the Common Stock held of record by such holder as of the record date for such meeting. Except as may be provided by applicable law, in these Second Amended and Restated Articles of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

                                       II

         The Board of Directors shall have the power to make, amend and repeal the Bylaws of the corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws of the corporation. The corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                      III

         Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation. Special meetings of shareholders of the corporation may be called only by the Chairman of the Board of Directors, and shall be called by the Chairman of the Board of Directors or the Secretary within 10 days after receipt of the written request of a majority of the total number of Directors which the corporation would have if there were no vacancies. At any annual meeting or special meeting of shareholders of the corporation, only such business shall be conducted or considered as shall have been brought before such meeting in the manner provided in the Bylaws of the corporation. Notwithstanding anything contained in these Second Restated Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least 80% of the voting power of the then outstanding shares of Common Stock and outstanding shares of Preferred Stock voting together, to the extent that the outstanding shares of Preferred Stock are afforded voting rights and powers generally equal to the voting rights and powers of shares of Common Stock (such holders of such 80% voting power herein the


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"Requisite Holders"), shall be required to amend or repeal, or adopt any provision inconsistent with this Article IV.

                                       IV

         Section 1. Number, Election and Terms of Directors. The number of the directors of the corporation shall not be less than 3 nor more than 15 and shall be fixed from time to time in the manner described in the Bylaws.

         The directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors first appointed to Class I shall hold office for a term expiring at the annual meeting of shareholders to be held in 2000; the directors first appointed to Class II shall hold office for a term expiring at the annual meeting of shareholders to be held in 2001; and the directors first appointed to Class III shall hold office for a term expiring at the annual meeting of shareholders to be held in 2002; with the members of each class to hold office until their successors are elected and qualified. Unless otherwise required by applicable law, at each succeeding annual meeting of the shareholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting (giving effect to the provisions of Article II, Section 2) to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Notwithstanding the foregoing, if at the time of any annual meeting of shareholders, the corporation is prohibited by applicable law from having a classified Board of Directors, all of the directors shall be elected at such annual meeting for a one-year term only. If at the time of any subsequent annual meeting of shareholders the corporation is no longer prohibited by applicable law from having a classified Board of Directors, the Board of Directors shall again be classified in accordance with the first sentence of this paragraph, and at such annual meeting directors initially shall be elected to serve in Class I, Class II or Class III to hold office for a term expiring at the first, second or third succeeding annual meeting of the shareholders, respectively; thereafter, successors to each Class shall be elected in accordance with the third sentence of this paragraph; such classified Board of directors at all times being subject to the immediately preceding sentence of this paragraph. Elections of directors need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the then outstanding shares of Common Stock and outstanding shares of Preferred Stock voting together, to the extent that the outstanding shares of Preferred Stock are afforded voting rights and powers generally equal to the voting rights and powers of shares of Common Stock, voting in accordance with the provisions of Article II, Section 2, present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

         Section 2. Nomination of Director Candidates. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

         Section 3. Newly Created Directorships and Vacancies. Unless otherwise required by applicable law, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation,


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disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though they may constitute less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

         Section 4. Removal. Unless otherwise required by applicable law, any director may be removed from office by the shareholders only for cause and only in the manner provided in this Section 4 of Article V. At any annual meeting or special meeting of the shareholders of the corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of at least the Requisite Holders, may remove such director or directors for cause.

         Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least the Requisite Holders shall be required to amend or repeal, or adopt any provision inconsistent with, this Article V.

                                       V

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors deem pertinent; provided, however, that this Article VI shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                       VI

         A director of the corporation shall not be liable to the corporation or its shareholders for or with respect to any acts or omissions in the performance of his duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended or under any other applicable law currently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, or repeal.

                                      VII

         Each individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer,


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employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. The right to indemnification granted by this Article VIII shall include the right to be paid in advance expenses incurred in defending a proceeding. The corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this Article VIII shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Article VIII. Without limiting the generality or the effect of the foregoing, but subject to the limitations of the Georgia Business Corporation Code, the corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article VIII. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director, officer, employee or agent that exists at the time of such amendment, modification or repeal.

                                      VIII

         Any issued and outstanding shares of stock of the corporation which are repurchased by the corporation shall become treasury shares, which shall be held in treasury by the corporation until resold or retired and canceled in the discretion of the Board of Directors. Any treasury shares which are retired and canceled shall constitute authorized but unissued shares.